JOINT FILING AGREEMENT

This Joint Filing Agreement is entered into as of August 23, 2026, by and among GNK Holdings LLC, a New York limited liability company, Nachum Klugman and Gabrielle Philipson (collectively, the “Parties”).

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Parties hereby agrees that the Statement on Schedule 13D to which this Joint Filing Agreement is attached as an exhibit, relating to the common stock, par value

$0.086 per share, of Reliance Global Group, Inc., a Florida corporation, and any amendments thereto, are and shall be filed jointly on behalf of each of the Parties.

Each of the Parties is responsible for the timely filing of such Statement and any amendments thereto, and for the completeness and accuracy of the information concerning such Party contained therein. No Party is responsible for the completeness or accuracy of the information concerning any other Party, unless such Party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Joint Filing Agreement as of the date first written above.